EXHIBIT 10.3

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT is made as of the 1st  day of November 2005 (the “Execution Date”) by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (the “Company”) and Chris Hipps (the “Employee”).

                    WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

                    NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

                    1.          Effectiveness of this Agreement.  Notwithstanding anything herein to the contrary, including, without limitation, the execution and delivery of this Agreement as of the Execution Date, this Agreement shall not become effective for any purpose unless and until the REIT Merger has been consummated.  Upon the consummation of the REIT Merger, this Agreement shall become fully effective as if executed and delivered on the date of such consummation (the “Effective Date”).  The term “REIT Merger” has the meaning given to it in the Agreement and Plan of Merger dated as of October 3, 2005 (the “Merger Agreement”) by and among Brandywine Realty Trust, a Maryland real estate investment trust, the Company, Brandywine Cognac I LLC, a Maryland limited liability company, Brandywine Cognac II LLC, a Delaware limited liability company, Prentiss Properties Trust, a Maryland real estate investment trust (“PPT”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (together with PPT and their respective direct and indirect subsidiaries, “Prentiss”).

                    2.          Employment and Term.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for the period commencing on the Effective Date and, unless such employment is sooner terminated as provided herein, terminating at 5:00 p.m. on the second (2d) anniversary of the Effective Date.  Such two-year period of employment as the same may be reduced as provided herein upon an earlier termination of the Employee’s employment, is referred to herein as the “Term.”  At the end of the Term, the Employee’s employment with the Company shall automatically continue thereafter on an “at will” basis and, accordingly, Sections 5.1-5.3 of this Agreement shall have no further force or effect and the Company may terminate the employment of Employee at any time and for any reason, or for no reason.

                    3.          Duties.  During the Term, the Employee shall serve the Company as its ExecutiveVice President and Managing Director – Southwest Region (the “Position”).  Employee shall report to Bob Wiberg, the Company’s Executive Vice President and Managing Director of Operations.  The Employee shall serve the Company faithfully and to the best of his ability and shall devote his full work time, attention, skill, and efforts to the performance of the duties required by and appropriate for the Position.  The Employee shall perform such specific duties and responsibilities within the scope of the Position as may be reasonably assigned to him from time to time by the Company, with the understanding that the Employee’s duties and responsibilities shall remain substantially similar to the duties and responsibilities in his current position at Prentiss.  The Employee agrees to comply with all Company policies in effect from time to time and to comply with all laws, rules, and regulations, including, without limitation, those applicable to the Company.

                    4.          Compensation.  The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services to be rendered to the Company the compensation set forth in Section 4 of this Agreement.

                                        4.1     Salary.  The Company shall pay the Employee an annual salary of Two Hundred Fifteen Thousand Dollars ($215,000.00).

                                        4.2     2005 Bonus.  For the 2005 calendar year, the Employee will receive a bonus in the amount of Seventy Thousand Dollars ($70,000.00), payable on the earlier of the Effective Date or December 31, 2005.  The Company notes that this bonus is recognized for services performed while employed by Prentiss.

                                        4.3     2005 Restricted Shares.  Upon the consummation of the REIT Merger, the Employee will be issued Thirteen Thousand Eight Hundred (13,800) 2005 Brandywine Stock Grants which shall vest immediately.

                                        4.4     2006 and Future Years Incentive Compensation.  The Company is developing a new incentive compensation plan for 2006 and future years.  This new plan will include a cash bonus component and an equity stock component.  This new plan will provide the Employee with the opportunity to earn total compensation not less than the amount the Employee currently has the opportunity to earn at Prentiss.  Exact levels of compensation will be dependent upon Company, regional, and individual performance in accordance with the terms of the plan.  However, the Employee acknowledges that he will not be eligible for any payment made by the Company to other Company employees under the Company’s 2005 incentive compensation plan, which will be payable in 2006.

                                        4.5     Benefits.  During the Term, the Employee shall be eligible for medical and dental benefits, short and long term disability coverage and life insurance benefits that the Company provides generally for its executive officers in accordance with the terms of the respective plans; provided, however, that nothing herein shall be deemed to require the Company to adopt or maintain any particular plan or policy.  If the Company terminates the Employee’s employment without Cause (as defined in Section 5.3 of this Agreement) or the Employee terminates the Employee’s employment for Good Reason (as defined in Section 5.3 of this Agreement), the Employee shall receive the benefits defined in the Prentiss Properties Trust Change in Control Severance Protection Plan for Key Employees dated as of October 3, 2005.

                                        4.6     Vacation.  During the Term, the Employee shall receive four weeks paid vacation during each calendar year.

                                        4.7     Reimbursement of Expenses.  The Company shall reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by the Employee during the term in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.  The Company agrees that the types and amounts of reimbursements will not be less than the types and amounts of reimbursements permitted under current Prentiss reimbursement practices (including, without limitation, monthly club dues).

                                        4.8     Payment.  Payment of all compensation to Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes (collectively, “Taxes”).

                                        4.9     Benefits Based On Tenure of Employment.  The Company agrees that to the extent that any benefit provided pursuant to this Agreement is based in whole or in part on tenure of employment, then the Employee will be credited with his prior years of employment with Prentiss when calculating tenure of employment.

                    5.          Termination.

                                        5.1     During the Term, if the Company terminates the Employee’s employment for Cause (as defined in Section 5.3 of this Agreement) or the Employee terminates the Employee’s employment for a reason other than Good Reason (as defined in Section 5.3 of this Agreement), the Employee shall be entitled to salary accrued but unpaid as of the date of such termination, and the Employee shall no longer be entitled to receive any other payments, rights or benefits under this Agreement, and the Company shall not have any further obligation to the Employee pursuant to this Agreement, except (x) as provided to the contrary under the terms of any benefit plan in which he participates and pursuant to any federal or state law regarding the continuation of coverage under the Company’s group health plan and (y) as provided in Section 5.2 of this Agreement.

                                        5.2     During the Term, if the Company terminates the Employee’s employment for a reason other than Cause (as defined in Section 5.3 of this Agreement), including death or disability, or the Employee terminates the Employee’s employment for Good Reason (as defined in Section 5.3 of this Agreement), then (x) the Company shall pay to the Employee salary accrued but unpaid as of the date of such termination, (y) the Company shall pay to the Employee the payments and benefits defined under the Prentiss Properties Trust Change in Control Severance Protection Plan for Key Employees dated as of October 3, 2005.

                                        5.3     The term “Cause” shall mean: (i) any material breach by the Employee of any of the terms or provisions of this Agreement which the Employee fails to cure within fifteen (15) days after written notice thereof has been provided to the Employee by the Company; or (ii) the Employee’s conviction on a felony or a crime involving moral turpitude or substance abuse; or (iii) the Employee’s misappropriation of funds.  The term “Good Reason” shall mean: (i) the Company requiring the Employee’s relocation more than fifty (50) miles from the Employee’s primary office subsequent to the Effective Date, without such Employee’s consent; or (ii) a material adverse alteration in the nature of the Employee’s position, provided that (x) a change of title, or (y) a change of reporting and, in either case, a concomitant change of duties, shall not be considered a material adverse alteration unless the duties are materially inconsistent with the Employee’s duties at the time of the Effective Date; or (iii) the Employee is excluded from the Company’s (or upon a Change in Control, its successor’s) long term incentive plan or reduction by the Company of the Employee’s annual base salary or target bonus; or

(iv) an assignment of duties to the Employee that is materially inconsistent with the Employee’s job description at the time of the Effective Date; or (v) a “Change in Control” of the Company after the Effective Date (provided the Employee elects to resign within thirty (30) days of the Change in Control).  The term “Change in Control” has the meaning provided to it in the Company’s Amended and Restated 1997 Long-Term Incentive Plan.

                                        5.4     The Company and the Employee agree that the REIT Merger constitutes a “Change in Control” for purposes of and as defined in Section 2.7 of the Prentiss Properties Trust Change in Control Severance Protection Plan for Key Employees dated as of October 3, 2005, that this Agreement is not meant to any way reduce or eliminate any right or benefit to which the Employee is entitled under that Plan, and that any ambiguity or conflict between that Plan and this Agreement shall be resolved in favor of the Employee.

                                        5.5     If the Company terminates the Employee’s employment after the Term, then the Employee will be entitled to severance payments consistent with the Company’s past practices for comparable employees.  To the extent that any severance benefit is based in whole or in part on tenure of employment, then the Employee will be credited with his prior years of employment with Prentiss when calculating tenure of employment.

                    6.          Confidential Information.  The Company shall provide the Employee with the confidential and proprietary information concerning the Company.  Both during the Term and at all times thereafter, the Employee shall not disclose such information to any other person or entity.

                    7.          Restrictive Covenants.

                                        7.1     The Employee agrees that, during the two-year period immediately following the Effective Date of this Agreement, the Employee shall not directly or indirectly solicit, divert away, or attempt to divert away any commercial real estate business with the Company to another company, business, or individual.  The Employee agrees that, during the two-year period immediately following the Effective Date of this Agreement, the Employee shall not engage (as owner, employee, consultant, independent contractor, director, officer, agent or otherwise) in any business which is the same as, similar to, or in competition with, the commercial real estate activities of the Company to the extent that such business concerns commercial real estate properties located within 50 miles of the primary office at which Employee is principally employed or within 50 miles of the Company’s headquarters.  “Similar to” shall mean, without limitation, any commercial real estate activity (including developing, managing and/or leasing office, industrial, residential and retail).

                                        7.2     During the Term, if the Company terminates the Employee’s employment for Cause (as defined in Section 5.3 of this Agreement) or the Employee terminates the Employee’s employment for a reason other than Good Reason (as defined in Section 5.3 of this Agreement), then the Employee will not, during the three-year period immediately following the Effective Date of this Agreement, directly or indirectly (i) solicit, induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (ii) interfere with the relationship between the Company and its existing or prospective tenants, including without limitation encouraging a tenant to terminate, or elect not to renew, its lease with the Company; or (iii) interfere with the relationship between the Company and any service providers to the Company.

                                        7.3     Notwithstanding anything to the contrary contained herein, the restrictions contained in Section 7 of this Agreement shall not be applicable if the Company terminates the Employee’s employment for a reason other than Cause (as defined in Section 5.3 of this Agreement) or the Employee terminates the Employee’s employment for Good Reason (as defined in Section 5.3 of this Agreement).

                                        7.4     The Employee acknowledges that the restrictions contained herein, in view of the nature of the business in which Employee has been engaged, are reasonable and necessary to protect the legitimate interest of the Company, and that any violation of these restrictions would result in irreparable injury to the Company.  The Employee acknowledges that, in the event of a violation of any such restrictions, the Company shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.  In the event that the Employee shall violate the foregoing restrictions, the period of non-competition referred to above shall be extended by a period of time equal to that period beginning when such violation commenced, and ending when the activities constituting such a violation shall have finally been terminated in good faith.

                    8.          Representations, Warranties and Covenants of the Employee.

                                        8.1     The Employee represents and warrants to the Company that there are no restrictions, agreements or understandings to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would limit the performance by the Employee of the obligations hereunder.

                                        8.2     The Employee covenants that in connection with his provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to obligations relating to confidentiality and proprietary rights.

                    9.           Survival of Provisions.  The provisions of this Agreement set forth in Sections 5.5, 6, 7, and 11 hereof shall survive the termination of the Employee’s employment hereunder for the purposes provided for therein.

                    10.          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or assigns; provided that the Employee shall not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.  The Company agrees that its obligations under this Agreement are binding upon any successors or assigns.

                    11.          Assistance in Litigation.  Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company.  Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  Employee also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company.  The Company will pay Employee a reasonable hourly rate for Employee’s cooperation pursuant to this Section.  The Company will reimburse the Employee for reasonable attorney’s fees and costs incurred as a result of his compliance with this Section.  Nothing in this Agreement limits the Employee’s rights under the Indemnification Agreement dated November 5, 2004 or any other applicable agreement or insurance policy.

                    12.          Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Brandywine Realty Trust
401 Plymouth Road Suite 500
Plymouth Meeting, PA 19462
Attn: Gerard H. Sweeney
President and CEO
Fax: (610) 832-4919

If to Employee:	Chris Hipps
3525 Rankin
Dallas, TX 75205

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

                    13.          Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

                    14.          Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

                    15.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

                    16.          Invalidity.  If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

                    17.          Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                    18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed the day and year first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P., By: Brandywine Realty Trust, its general partner

By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
Its:	President and Chief Executive Officer

/s Chris Hipps

[Employee]